Exhibit 99.1



                         Abraxas Petroleum Corporation
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007 Office:
                     210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

               Abraxas Announces South Texas Drilling Results and
                           Provides West Texas Update


SAN ANTONIO (July 25, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced the results from the third Edwards horizontal well drilled in South Texas this year and provided a West Texas operational update.

The Edwards horizontal well was drilled to a total depth of 15,691', including a 1,311' lateral. The well was completed, recently placed on-line and currently pipeline restricted to a gross rate of 2.5 MMcfepd with flowing tubing pressure of 2,050 psig. Abraxas owns a 100% working interest in this well.

In the Oates SW Field area of West Texas, significant gas shows were encountered while drilling a Devonian horizontal well to a total depth of 16,022', including a 2,481' lateral. This well currently awaits completion. The first well to test the shallower Wolfcamp sands, has been successfully re-entered and awaits a stimulation crew. Abraxas owns a 100% working interest in both of these wells.

"We are quite pleased with the results from the Edwards horizontal drilling program this year and look forward to definitive results from the Oates SW Field projects in the near future. The financing we completed last week should enable us to accelerate our development in Texas and Wyoming even as we still experience some delays in obtaining equipment and crews. Continuing strong commodity prices, additional liquidity for development needs and a growing inventory of exciting projects should bode well for all Abraxas stakeholders looking forward into 2006," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com